Exhibit 99.1
FOR IMMEDIATE RELEASE:
ALLIED WORLD COMPLETES ACQUISITION OF DARWIN
PEMBROKE, BERMUDA — October 20, 2008 — Allied World Assurance Company Holdings, Ltd (NYSE: AWH) announced today that it has completed its acquisition of Darwin Professional Underwriters, Inc. Darwin, a specialty insurer based in Farmington, Connecticut, will become part of Allied World’s U.S. operations.
Scott Carmilani, President and Chief Executive Officer of Allied World, commented, “This is a great day for Allied World and our employees. The completion of the Darwin acquisition is an important strategic initiative for the company that increases our specialty casualty focus in the U.S., and significantly expands our access to the U.S. healthcare and E&O markets, which are target markets for Allied World. We enthusiastically welcome the Darwin team onboard.”
Jack Sennott, Darwin’s Chief Operating Officer, added, “The Darwin team is very proud of the franchise we have built over the last five-and-a-half years and is excited about our future as a key component of Allied World. Becoming part of Allied World’s global franchise benefits all of Darwin’s stakeholders, and we are now ready to get to work building out Allied World’s primary specialty franchise in the U.S.”
The acquisition of Darwin was accomplished through the merger of a subsidiary of Allied World, Allied World Merger Company, with and into Darwin, with Darwin as the surviving corporation. Allied World paid $32.00 in cash per share for all of Darwin’s outstanding common stock. The total consideration paid was approximately $550 million.
About Allied World Assurance Company
Allied World Assurance Company Holdings, Ltd, through its subsidiaries, is a global provider of insurance and reinsurance solutions, offering superior client service through offices in Bermuda, the United States and Europe. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company and A- (Strong) by Standard & Poor’s. Our Bermuda and U.S. insurance and reinsurance subsidiaries are rated A2 (Good) by Moody’s Investors Service. For further information on Allied World, please visit our website at www.awac.com.
About Darwin Professional Underwriters, Inc.
Darwin is a specialty insurance group based in Farmington, Connecticut. The company is focused on the professional liability insurance market and underwrites directors and officers liability for public and private companies, errors and omissions liability insurance, medical malpractice liability insurance, and other specialty coverage. Darwin member companies include Darwin Professional Underwriters, Inc., Darwin National Assurance Company (DNA), and Darwin Select Insurance Company (Darwin Select). DNA and Darwin Select have earned a financial strength rating of A- (Excellent) from A.M. Best Company. For more about Darwin visit www.darwinpro.com.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war;

greater frequency or severity of unpredictable catastrophic events; investigations of market practices and related settlement terms; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward- looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.
For further information, please contact:
Allied World Assurance Company
Media:
Faye Cook
AVP, Marketing & Communications
T: 441-278-5406
E: faye.cook@awac.com
Investors:
Keith J. Lennox
Investor Relations Officer
T: 646-794-0750
E: keith.lennox@awac.com

ALLIED WORLD ASSURANCE COMPANY, LTD	27 Richmond Road	Mailing Address:	T. 441 278 5400
	Pembroke HM 08	P.O. Box HM 3010	F. 441 296 3428
	Bermuda	Hamilton HM MX	E. info@awac.com
		Bermuda	www.awac.com